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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement
Nos. 333-40407 on Form S-4 and 333-86057 on Form S-3 of Heritage Propane Partners, L.P. of our report dated October 2, 2000 relating to the balance sheet of AGL Propane, Inc. as of September 30, 1999 and 1998, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1999 appearing in Heritage Propane Partners, L.P.'s Form 8-K/A dated August 10, 2000 and filed with the Securities and Exchange Commission on October 24, 2000, as amended on July 26, 2001.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
July 26, 2001